Exhibit 99.1

[ANDRX CORPORATION LOGO]

PRESS RELEASE: For Immediate Release

ANDRX REPORTS FOURTH QUARTER 2004 AND FULL YEAR FINANCIAL RESULTS

FORT LAUDERDALE, FLORIDA, March 9, 2005 — Andrx Corporation (Nasdaq: ADRX) (“Andrx” or the “Company”) today announced its financial results for the three months and year ended December 31, 2004. Andrx’s financial results and other important matters are extensively detailed in Andrx’s Form 10-K, which is being filed today with the U.S. Securities and Exchange Commission (“SEC”). This press release and Andrx’s Form 10-K are available on the Company’s website at www.andrx.com (Investor Relations/SEC filings).

Financial Highlights
(dollars in thousands, except share and per share amounts)

	Three months ended
	December 31,		Increase
	2004	2003	$	%
Total revenues	$290,042	$281,684	$8,358	3.0%

Income from operations	$19,979	$18,935	$1,044	5.5%

Net income	$20,752	$15,603	$5,149	33.0%

Diluted earnings per share	$0.28	$0.21	$0.07	33.3%

Diluted weighted average shares outstanding	73,378,000	72,994,000

	Year ended
	December 31,		Increase
	2004	2003	$	%
Total revenues	$1,145,087	$1,046,338	$98,749	9.4%

Income from operations	$88,065	$67,867	$20,198	29.8%

Net income	$65,659	$48,177	$17,482	36.3%

Diluted earnings per share	$0.89	$0.66	$0.23	34.8%

Diluted weighted average shares outstanding	73,530,000	72,655,000

•	Revenue from distributed products increased $8.7 million, or 5.1%, to $181.4 million, compared to $172.6 million in the fourth quarter of 2003. Revenue from distributed products for 2004 increased $19.2 million, or 2.9%, to $676.3 million, compared to $657.1 million for 2003.

•	Revenue from generic products decreased $6.4 million, or 7.5%, to $79.6 million, compared to $86.0 million for the fourth quarter of 2003. Revenue from generic products for 2004 increased $89.4 million, or 35%, to $344.4 million, compared to $255.0 million for 2003.

•	Revenue from brand products increased $6.9 million, or 42.7% to $22.9 million, compared to $16.0 million for the fourth quarter of 2003. Revenue from brand products for 2004 increased $30.8 million, or 66.0%, to $77.4 million, compared to $46.6 million for 2003.

•	Revenue from licensing and royalties decreased $0.3 million, or 4.9%, to $6.1 million, compared to $6.4 million for the fourth quarter of 2003. Fourth quarter 2004 revenues consisted primarily of a reversal of $3.3 million as a result of the settlement of our dispute with Kremers Urban Development Company (“KUDCo”) regarding their $6.3 million allocation to us related to their litigation settlement with Mylan Laboratories, Inc. in the 2004 second quarter. We also received our regular profit share of $1.3 million for the quarter. Revenue from licensing and royalties for 2004 decreased $33.3 million, or 41.6%, to $46.8 million, compared to $80.1 million for 2003, primarily as a result of our decreased revenues from the sale of KUDCo’s generic version of Prilosec®. The $68.5 million decline in revenues from KUDCo was partially offset by $33.2 million in revenues from our Exclusivity Agreement with Impax Laboratories, Inc. and Teva Pharmaceuticals Curacao, N.V. related to generic Wellbutrin SR®/Zyban®.

•	Net income was $20.8 million, or $0.28 diluted earnings per share, for the fourth quarter of 2004, compared to $15.6 million, or $0.21 diluted earnings per share, for the fourth quarter of 2003. The fourth quarter of 2003 included pretax net gains of $4.8 million, primarily related to the sale of Armstrong Pharmaceuticals. Net income for 2004 was $65.7 million, or $0.89 diluted earnings per share, compared to $48.2 million, or $0.66 diluted net income per share, for 2003. Net income for the 2004 fourth quarter and full year benefited from a $7.9 million change in accrued tax contingencies as a result of our acceptance of the Internal Revenue Service’s proposed settlement related to its audits of our 1999 through 2002 tax returns.

•	Cash, cash equivalents, and short and long-term investments available-for-sale totaled $210.1 million as of December 31, 2004.

•	Capital expenditures were $15.1 million for the 2004 fourth quarter and $88.3 million for the year ended December 31, 2004, and are estimated at approximately $51 million for 2005. Capital expenditures are mainly for facilities, machinery and equipment that will essentially double the Company’s Florida manufacturing facilities’ capacity by the 2005 second quarter.

•	In January 2005, our Board of Directors announced it had approved a plan to divest or seek other strategic alternatives for our brand pharmaceutical business, realigning our business strategy to focus on formulation development of controlled-release pharmaceuticals and distribution. As a result of this determination, we terminated our agreement with Pfizer Inc. for Cardura® XL, received a refund of the $10 million we paid to Pfizer in connection with that agreement, and entered into a definitive agreement with First Horizon Pharmaceuticals Corporation for the sale of certain rights and assets related to our Fortamet® and Altoprev® products. We anticipate completing this transaction in the 2005 second quarter.

Andrx’s Chief Executive Officer, Thomas P. Rice, said: “Our 2004 fourth quarter financial results were driven by the strong performance of our distribution business, which generated a sequential quarterly increase of $23.2 million in revenues. For the year, we continued to improve our manufacturing efficiencies and quality processes, which will benefit our operations for the years to come, and we launched nine generic products, filed 14 Abbreviated New Drug Applications, and received four tentative and 10 final approvals from the FDA. We are also very pleased that we were able to enter into agreements with First Horizon for our Fortamet and Altoprev products, representing another step forward in the execution of our overall strategy to focus on our core competencies of controlled-release technology and distribution, and leverage these strengths for organic growth and business development opportunities. “

Conference Call & Live Web Cast

Date:	Thursday, March 10, 2005
Time:	8:00 AM ET
Live Webcast:	http://www.andrx.com, link to Investor Relations/IR Events

About Andrx Corporation:

We are a pharmaceutical company that:

•	develops, manufactures and commercializes generic versions of controlled-release, niche and immediate-release pharmaceutical products, including oral contraceptives; and

•	distributes pharmaceuticals, primarily generics, which have been commercialized by others, as well as our own, primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices.

We also commercialize brand pharmaceuticals that, in some instances, use our proprietary controlled-release drug delivery technologies. On March 2, 2005, we entered into agreements with First Horizon Pharmaceutical Corporation for the sale and licensing of certain rights and assets related to our two main brand products, Altoprev and Fortamet. The closing of the transaction, which is subject to certain customary conditions including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, is expected to occur by May 2005.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein or which are otherwise made by or on behalf of Andrx that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including but not limited to, our dependence on a relatively small number of products; licensing revenues; the timing and outcome of patent, antitrust and other litigation and future product launches; whether we will be awarded any marketing exclusivity period and, if so, the precise dates thereof; government regulation generally; competition; manufacturing capacities, safety issues, output and quality processes; our ability to develop and successfully commercialize new products; the loss of revenues from existing products; development and marketing expenses that may not result in commercially successful products; our inability to obtain, or the high cost of obtaining, licenses for third party technologies; the operating losses that will be incurred by our brand business while we are attempting to dispose of such business; the consolidation or loss of customers; our relationship with our suppliers; the success of our joint ventures; difficulties in integrating, and potentially significant charges associated with, acquisitions of technologies, products and businesses; our inability to obtain sufficient supplies and/or active pharmaceuticals from key suppliers; the impact of sales returns and allowances; product liability claims; rising costs and limited availability of product liability and other insurance; the loss of key personnel; failure to comply with environmental laws; and the absence of certainty regarding the receipt of required regulatory approvals or the timing or terms of such approvals. Actual results may differ materially from those projected in a forward-looking statement. We are also subject to other risks detailed herein or detailed from time to time in our filings with the Securities and Exchange Commission. We disclaim any intent or obligation to update the forward-looking statements as expressly required by law.

This release and additional information about Andrx Corporation are also available on the Internet at: http://www.andrx.com.

Contacts:	Angelo C. Malahias, President or John M. Hanson, Senior Vice President & Chief Financial Officer Phone: 954-382-7600

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